Exhibit 5.5

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

June 29, 2005

Loews Cineplex Entertainment Corporation

711 Fifth Avenue

New York, NY 10022

Re:	Loews Cineplex Entertainment Corporation

9% Senior Subordinated Notes due 2014 and related Guarantees

Ladies and Gentlemen:

We have acted as local corporate counsel to the entities listed on Schedule I (each, a “Guarantor” and collectively, the “Guarantors”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Loews Cineplex Entertainment Corporation of its 9% Senior Subordinated Notes due 2014 (the “Notes”) and the related Guarantees (the “Guarantees”) of the Guarantors pursuant to a Registration Statement on Form S-4 (Registration No. 333-124111) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”). The Guarantees are contained in Article Eleven of the Indenture dated as of July 30, 2004 (the “Indenture”) among Loews Cineplex Entertainment Corporation, as the Issuer, the guarantors named therein and U.S. Bank National Association, as Trustee. You have requested our opinion with respect to the matters set forth below.

In our capacity as local counsel to the Guarantors and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and certificates of corporate officers and of public officials, the Indenture, the Registration Statement, as amended to date, and such matters of law as we consider appropriate for the purposes of this opinion.

In reaching the opinions set forth below, we have assumed that each person executing any instrument, document or agreement on behalf of any party (other than a Guarantor) is duly authorized to do so; each natural person executing any instrument, document or agreement is legally competent to do so; all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original

Loews Cineplex Entertainment Corporation

June 29, 2005

documents; all signatures on all documents are genuine; and all public records reviewed or relied upon by us or on our behalf are true and complete.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	Each Guarantor is validly existing as a corporation in good standing under the laws of the state of its incorporation as shown on Schedule I.

2.	The Indenture has been duly authorized and executed by each Guarantor.

3.	Each Guarantee has been duly authorized for issuance by the related Guarantor.

The foregoing opinion is limited to the substantive laws of the States of Maryland and New Jersey and the Commonwealths of Pennsylvania and Virginia, and we do not express any opinion herein concerning any other law.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Guarantees. We also consent to the identification of our firm as local counsel to the Guarantors identified on Schedule I in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act. Ropes & Gray may rely on this opinion in rendering their opinion to you with respect to the validity and enforceability of the Guarantees for inclusion as an exhibit to the Registration Statement.

Very truly yours,

/s/    BALLARD SPAHR ANDREWS &

INGERSOLL, LLP

Loews Cineplex Entertainment Corporation

June 29, 2005

SCHEDULE I

Maryland Subsidiaries:

Loews Baltimore Cinemas, Inc.

Loews Centerpark Cinemas, Inc.

New Jersey Subsidiaries:

Brick Plaza Cinemas, Inc.

Loews East Hanover Cinemas, Inc.

Loews Meadowland Cinemas, Inc.

Loews Meadowland Cinemas 8, Inc.

Loews Mountainside Cinemas, Inc.

Loews New Jersey Cinemas, Inc.

Loews Newark Cinemas, Inc.

Loews Ridgefield Park Cinemas, Inc.

Loews Toms River Cinemas, Inc.

Loews West Long Branch Cinemas, Inc.

Loews-Hartz Music Makers Theatres, Inc.

New Brunswick Cinemas, Inc.

Parsipanny Theatre Corp.

Red Bank Theatre Corporation

White Marsh Cinemas, Inc.

Pennsylvania Subsidiaries:

Loews Montgomery Cinemas, Inc.

Stroud Mall Cinemas, Inc.

Virginia Subsidiaries:

Loews Cineplex Entertainment Gift Card Corporation

Loews Pentagon City Cinemas, Inc.